Exhibit 99.1

625 Liberty Avenue
Suite 1700
Pittsburgh, PA 15222	Contact:	Patrick Kane
(412) 553-7833

EQT Reports Second Quarter 2009 Earnings

PITTSBURGH, July 29, 2009/ PRNewswire-FirstCall/ -- EQT Corporation (NYSE: EQT) today announced second quarter 2009 earnings per diluted share (EPS) of $0.20 on net income of $26.6 million and operating cash flow of $94.6 million.  This compares with EPS of $0.44 on net income of $55.4 million and operating cash flow of $161.9 million in the second quarter 2008.

Second quarter 2009 highlights include:

•                  Production sales of 24.4 Bcfe, 22% over the prior year and 6% higher than the first quarter 2009; and

•                  EQT increased its 2009 natural gas sales volume estimate from between 96 and 97 Bcfe to between 98 and 100 Bcfe, 16-19% growth over 2008.

Operating income was $67.5 million, 33% lower than the second quarter 2008.  Lower commodity prices more than offset higher revenues from increased production, transmission, gathering and processing volumes and higher utility rates.  The impact of lower commodity prices on net operating revenue was $62.0 million.  In total, net operating revenues declined by $12.3 million from $215.7 million to $203.4 million.  Operating expenses, excluding purchased gas costs, increased by $21.4 million.  The unit costs to produce, gather, process and transport EQT’s produced gas, excluding production taxes, were down 9.4% to $1.25 per Mcfe.

Quarterly Results by Business

EQT Production

EQT Production’s operating income for the quarter totaled $33.6 million, $40.6 million lower than the $74.2 million earned in the same period last year.  Production operating revenues were $89.9 million, $35.0 million lower than the $124.9 million reported in 2008.  Average daily production sales volumes increased by 22%, driven by horizontal Huron shale drilling.  The revenue and operating income impacts of the increase in volumes were more than offset by lower realized natural gas prices.  The average wellhead natural gas sales price was $3.59 per MMBtu, 42% lower than in 2008.

Operating expenses for the quarter were $56.2 million compared to $50.8 million last year.  Depreciation, depletion and amortization expense (DD&A) was $8.8 million higher as a result of the company’s drilling program and higher produced volumes.  Exploration expense was $4.4 million in the quarter.  EQT Production is performing a seismic study of 80 square miles in northern West Virginia, targeting deep zones below the company’s current producing zones.  Partially offsetting this increase in expenses were a $5.8 million decrease in commodity-based production taxes and a $1.3 million reduction in selling, general and administrative expenses.

The company drilled a total of 167 gross wells in the second quarter 2009, including 70 horizontal Huron wells, 9 horizontal Berea wells and 7 horizontal Marcellus wells, and 4 fractured multilateral Huron wells.

Huron Play

The Huron development is the main driver of production sales growth in the quarter.  Since the fourth quarter 2006, EQT has completed 576 horizontal wells in the various Huron zones.  By the end of 2009 approximately 33% of EQT’s production sales will be from horizontal Huron wells.  The cost per well of a single-leg horizontal Huron well is now approximately $1.0 million, 17% below the 2008 average cost of $1.2 million.  In total, EQT has 2.2 million acres in the Huron play with an average of more than two target zones per drill site.  The company has reported 1.5 Tcfe of proved, 2.5 Tcfe of probable, and 2.0 Tcfe of possible reserves in the Huron play as of December 31, 2008.

Marcellus Play

In the second quarter, EQT drilled 7 Marcellus horizontal wells.  To date, EQT has drilled 21 horizontal wells, with 8 on-line for more than 30 days.  Average 30-day initial production rates have been between 1.0 and 2.4 MMcfe per day.  The most recent Marcellus horizontal wells cost $3.3 million each, and the cost per well is expected to decrease to around $3.0 million.  Days-to-drill have been reduced from 35 days to 17 days, completion costs have been reduced from $3.2 million to $2.0 million and the projected average estimated ultimate recovery (EUR) from the wells that have been on-line for more than 30-days is 3.2 Bcfe per well.  Based on test results of all wells drilled, EUR is expected to average 3.5 Bcfe per well.  The company expects to drill 41 horizontal Marcellus wells in 2009.

EQT Midstream

EQT Midstream earned $32.8 million of operating income for the quarter, compared to $23.6 million reported for the same period last year.  Net operating revenues for the quarter were $81.2 million, 34% higher than last year’s $60.6 million.  Net gathering revenues increased by $7.5 million, or 22%, driven by an 18% increase in gathering volumes, and net processing revenues increased by $1.0 million, or 11%, from higher liquids volumes.  Net transmission revenues increased by $7.1 million, or 66%, driven by revenues from the Big Sandy pipeline which was turned-in-line in the second quarter 2008.  Net storage, marketing and other revenues increased by $5.1 million, or 68%, primarily from reselling contracted Big Sandy pipeline capacity not currently being used to transport EQT Production gas.

Operating expenses increased year-over-year to $48.4 million, up from $36.9 million in the second quarter 2008.  The increase was primarily attributable to a $6.8 million increase in operating and maintenance costs (O&M) and a $5.0 million increase in DD&A.  The increases in O&M and DD&A were primarily due to higher costs associated with the growth in the EQT Midstream business, including increased electric costs, property taxes, and labor to operate the expanded gathering, processing and transmission infrastructure.

Distribution

Distribution’s operating income totaled $9.4 million for the quarter compared to $2.0 million for the second quarter of 2008.  Net operating revenues were $32.4 million for the quarter compared to $30.1 million for the second quarter of 2008.  The $2.3 million increase in net operating revenues was primarily a result of higher rates approved by the Pennsylvania Public Utility Commission in February 2009.

Operating expenses totaled $23.0 million for the second quarter of 2009 compared to $28.1 million for the second quarter of 2008.  The $5.1 million decrease in operating expenses was primarily the result of lower bad debt and overhead expenses, partially offset by an increase in DD&A.

Other Business

Debt Issuance

During the quarter, the company completed a public offering of $700.0 million in aggregate principal amount of 10-year, 8.125% Senior Notes.  The proceeds from the offering were used to repay short-term borrowings under the company’s revolving credit facility and will fund part of the company’s 2009 capital program.  At the end of the quarter, the company had $335.3 million of cash and cash equivalents and no short-term borrowings outstanding.

Hedging

EQT recognized a $41.8 million net gain from its production hedges in the quarter.  The company’s production sales volumes are approximately 60% hedged for 2009.  There were no changes to the company’s production hedge position in the quarter.  The company’s total hedge positions for 2009 through 2011 production are:

	2009**	2010	2011
Swaps
Total Volume (Bcf)	19	23	19
Average Price per Mcf (NYMEX)*	$5.91	$5.12	$5.10

	2009**	2010	2011
Puts
Total Volume (Bcf)	—	3	3
Average Floor Price per Mcf (NYMEX)*	$—	$7.35	$7.35

	2009**	2010	2011
Collars
Total Volume (Bcf)	11	17	14
Average Floor Price per Mcf (NYMEX)*	$7.34	$7.28	$7.11
Average Cap Price per Mcf (NYMEX)*	$13.68	$14.05	$14.12

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

**July through December

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating income (thousands):
EQT Production	$33,648	$74,177	$78,065	$134,509
EQT Midstream	32,802	23,628	81,782	84,482
Distribution	9,353	2,029	53,205	39,979
Unallocated expenses	(8,289)	1,299	(9,402)	(38,414)
Operating income	$67,514	$101,133	$203,650	$220,556

Unallocated expenses are primarily due to incentive compensation and administrative costs.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on EQT Midstream’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.

Non-GAAP Disclosures

Operating cash flow is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net operating revenues and operating expenses, excluding purchased gas cost are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and cost trends. Purchased gas cost, which is subject to commodity price volatility, is paid by the purchasers of the company’s natural gas products.  Operating cash flow, net operating revenue and operating expense, excluding purchased gas costs, should not be considered in isolation or as a substitute for net cash provided by operating activities, operating revenues or operating expenses prepared in accordance with GAAP. The tables below reconcile these non-GAAP disclosures to the most directly comparable GAAP numbers as derived from the financial statements to be included in the company’s Form 10-Q for the three and six months ended June 30, 2009 and 2008.

Operating Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2009	2008	2009	2008
Net Income:	$26,645	$55,391	$98,638	$125,911
Add back (deduct):
Deferred income taxes	26,461	76,708	82,878	125,215
Depreciation, depletion, and amortization	46,188	32,051	90,777	62,816
Other items, net	(4,657)	(2,255)	(5,356)	(5,291)
Operating cash flow:	$94,637	$161,895	$266,937	$308,651
Add back (deduct):
Changes in margin deposits	$2,372	$(161,577)	$1,119	$(233,693)
Other changes in operating assets and liabilities	158,461	(17,607)	200,060	13,786
Net cash provided by operating activities	$255,470	$(17,289)	$468,116	$88,744

Net Operating Revenues / Operating Expenses, Excluding Purchased Gas Cost

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2009	2008	2009	2008
Operating expenses	$170,526	$232,876	$503,793	$649,227
Less: Purchased gas cost	34,591	118,352	243,598	389,530
Operating expenses, excluding purchased gas cost	135,935	114,524	260,195	259,697

Operating revenues	238,040	334,009	707,443	869,783
Less: Purchased gas cost	34,591	118,352	243,598	389,530
Net operating revenues	$203,449	$215,657	$463,845	$480,253

Price Reconciliation

EQT Production’s average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering, processing and transportation of the produced gas.  EQT Production’s average wellhead sales price for the three and six months ended June 30, 2009 and 2008 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Average NYMEX price ($ / MMBtu)	$3.50	$10.92	$4.19	$9.48
Average Btu premium	0.34	1.20	0.38	1.08
Average NYMEX price ($ / Mcfe)	3.84	12.12	4.57	10.56
Average basis	0.09	0.31	0.14	0.27
Hedge impact	1.71	(4.34)	1.16	(3.38)
Average hedge adjusted price ($ / Mcfe)	5.64	8.09	5.87	7.45

Revenues to EQT Midstream ($ / Mcfe)	(1.66)	(1.46)	(1.69)	(1.37)
Third party gathering, processing and transportation	(0.39)	(0.49)	(0.31)	(0.41)
Total revenue deductions	(2.05)	(1.95)	(2.00)	(1.78)
Average wellhead sales price to EQT Production	3.59	6.14	3.87	5.67

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	1.66	1.46	1.69	1.37
Revenues to EQT Production	3.59	6.14	3.87	5.67
Average wellhead sales price to EQT Corporation	$5.25	$7.60	$5.56	$7.04

Unit Costs

EQT’s unit costs to produce, gather, process and transport EQT’s produced natural gas were:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Production segment costs: ($ / Mcfe)
LOE	$0.28	$0.33	$0.26	$0.31
Production taxes	0.29	0.61	0.32	0.55
SG&A	0.39	0.52	0.37	0.49
	0.96	1.46	0.95	1.35
Midstream segment costs: ($ / Mcfe)
Gathering, processing and transmission	0.45	0.38	0.43	0.35
SG&A	0.13	0.15	0.13	0.14
	0.58	0.53	0.56	0.49
Total	$1.54	$1.99	$1.51	$1.84

EQT’s conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via EQT’s web site, http://www.eqt.com and on the Investor information page from the company’s web site which is available at http://ir.eqt.com and will be available for seven days.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com.  Investor information is available on EQT’s web site at http://ir.eqt.com.  EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors Web pages.

EQT management speaks to investors from time to time.  Slides for these discussions will be available online via EQT’s web site.  The slides may be updated periodically.

Cautionary Statements

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the terms “probable”, “possible”, “potential” and other descriptions of volumes of reserves that may be recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosure in the company’s 2008 Form 10-K, File No. 001-03551 available from the company at 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, Attention: Corporate Secretary. You can also obtain the company’s Form 10-K from the SEC by calling 1-800-SEC-0330.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs, production and sales volumes, reserves, EUR, the expected decline curve, capital expenditures, financing requirements, projected operating cash flows, hedging strategy and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2008, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating revenues	$238,040	$334,009	$707,443	$869,783

Operating expenses:
Purchased gas costs	34,591	118,352	243,598	389,530
Operation and maintenance	34,892	28,612	66,482	54,204
Production	14,860	20,369	29,880	36,889
Exploration	4,414	838	7,725	1,393
Selling, general and administrative	35,581	32,654	65,331	104,395
Depreciation, depletion and amortization	46,188	32,051	90,777	62,816
Total operating expenses	170,526	232,876	503,793	649,227

Operating income	67,514	101,133	203,650	220,556

Other income	698	1,574	1,288	5,098
Equity in earnings of nonconsolidated investments	1,610	1,697	2,732	2,991
Interest expense	26,460	14,327	45,703	27,980
Income before income taxes	43,362	90,077	161,967	200,665
Income taxes	16,717	34,686	63,329	74,754
Net income	$26,645	$55,391	$98,638	$125,911

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	130,830	126,243	130,784	124,372
Net income	$0.20	$0.44	$0.75	$1.01

Diluted:
Weighted average common shares outstanding	131,443	127,321	131,421	125,432
Net income	$0.20	$0.44	$0.75	$1.00

(A)   Due to the seasonal nature of the Company’s natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three month periods are not indicative of results for a full year.

EQT PRODUCTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	25,505	21,543	49,983	42,564
Company usage, line loss (MMcfe)	(1,139)	(1,587)	(2,641)	(2,893)
Total sales volumes (MMcfe)	24,366	19,956	47,342	39,671

Average (well-head) sales price ($/Mcfe)	$3.59	$6.14	$3.87	$5.67

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.28	$0.33	$0.26	$0.31
Production taxes ($/Mcfe)	$0.29	$0.61	$0.32	$0.55
Production depletion ($/Mcfe)	$1.03	$0.81	$1.03	$0.81

Production depletion	$26,226	$17,502	$51,431	$34,593
Other depreciation, depletion and amortization	1,209	1,119	2,437	2,149
Total depreciation, depletion and amortization	$27,435	$18,621	$53,868	$36,742

Capital expenditures (thousands)	$164,880	$146,413	$302,316	$242,876

FINANCIAL DATA (Thousands)

Total operating revenues	$89,885	$124,949	$187,648	$230,026

Operating expenses:
Lease operating expense excluding production taxes	7,170	7,054	13,212	13,016
Production taxes	7,326	13,114	16,150	23,337
Exploration expense	4,414	838	7,725	1,393
Selling, general and administrative	9,892	11,145	18,628	21,029
Depreciation, depletion and amortization	27,435	18,621	53,868	36,742
Total operating expenses	56,237	50,772	109,583	95,517

Operating income	$33,648	$74,177	$78,065	$134,509

EQT MIDSTREAM

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

OPERATIONAL DATA

Gathered volumes (BBtu)	39,590	33,444	78,069	67,281
Average gathering fee ($/MMBtu)	$1.04	$1.00	$1.04	$0.99
Gathering and compression expense ($/MMBtu)	$0.42	$0.38	$0.41	$0.36
NGLs Sold (Mgal)	32,514	17,181	59,888	35,574
Average NGL sales price ($/gal)	$0.63	$1.57	$0.65	$1.47
Transmission pipeline throughput (BBtu)	22,313	16,379	39,531	31,139

Net operating revenues (thousands):
Gathering	$40,775	$33,293	$79,454	$66,728
Processing	10,127	9,105	16,747	20,452
Transmission	17,735	10,665	37,545	21,955
Storage, marketing and other	12,574	7,503	40,021	44,884
Total net operating revenues	$81,211	$60,566	$173,767	$154,019

Capital expenditures (thousands)	$53,344	$152,099	$115,517	$247,664

FINANCIAL DATA (Thousands)

Total operating revenues	$119,500	$153,777	$242,874	$375,102
Purchased gas costs	38,289	93,211	69,107	221,083
Total net operating revenues	81,211	60,566	173,767	154,019

Operating expenses:
Operating and maintenance	24,440	17,678	45,641	32,943
Selling, general and administrative	11,182	11,417	21,319	21,533
Depreciation and amortization	12,787	7,843	25,025	15,061
Total operating expenses	48,409	36,938	91,985	69,537

Operating income	$32,802	$23,628	$81,782	$84,482

Other income	$355	$1,464	$905	$4,847
Equity in earnings of nonconsolidated investments	$1,595	$1,471	$2,662	$2,626

DISTRIBUTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

OPERATIONAL DATA

Heating degree days (30 year average: Qtr - 705; YTD - 3,635	553	577	3,440	3,461

Residential sales and transportation volume (MMcf)	2,672	2,647	14,633	14,710
Commercial and industrial volume (MMcf)	6,445	5,224	16,635	16,835
Total throughput (MMcf) - Distribution	9,117	7,871	31,268	31,545

Net operating revenues (thousands):
Residential	$18,816	$18,338	$62,995	$59,626
Commercial & industrial	8,207	7,500	27,817	27,334
Off-system and energy services	5,330	4,304	11,933	9,248
Total net operating revenues	$32,353	$30,142	$102,745	$96,208

Capital expenditures (thousands)	$8,717	$12,378	$15,493	$19,983

FINANCIAL DATA (Thousands)

Total operating revenues	$78,094	$114,731	$371,266	$370,693
Purchased gas costs	45,741	84,589	268,521	274,485
Net operating revenues	32,353	30,142	102,745	96,208

Operating expenses:
Operating and maintenance	10,651	11,202	20,430	21,318
Selling, general and administrative	6,863	11,756	18,186	24,703
Depreciation and amortization	5,486	5,155	10,924	10,208
Total operating expenses	23,000	28,113	49,540	56,229

Operating income	$9,353	$2,029	$53,205	$39,979